Exhibit 3.11

RESTATED CERTIFICATE OF INCORPORATION

OF

PIONEER WIRELINE SERVICES HOLDINGS, INC.

Pioneer Wireline Services Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Pioneer Wireline Services Holdings, Inc. and it originally filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on February 28, 2007, under the name WEDGE Wireline Services, Inc.

B. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

C. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

D. The text of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented is hereby restated, without amendment or change, to read in its entirety as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Pioneer Wireline Services Holdings, Inc.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation shall have the authority to issue is Ten Thousand (10,000) shares, having a par value of One Dollar and 00/100 ($1.00) per share.

5. The number of directors constituting the board of directors is three (3) and are to serve as directors until the next annual meeting of the shareholders, or until their successors are elected and qualified.

6. The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation;

To authorize and cause to be executed Mortgages and liens upon the real and personal property of the Corporation;

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock; and

When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such good consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the board of directors shall deem expedient and for the best interest of the Corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of in the by-laws of the Corporation.

9. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended, and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any by-law agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. The Corporation shall eliminate or limit the personal liability for monetary damages of each member of its board of directors for violations of a director’s fiduciary duty of care to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware. However, the foregoing provision shall not eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Section 174 of the General Corporation Law of the State of Delaware, or obtaining an improper personal benefit; and the foregoing provision shall have no effect on the availability of equitable remedies, such as in injunction or rescission, for breach of fiduciary duty by a director.

11. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

13. The Corporation hereby renounces to the maximum extent allowed pursuant to Section 122 (17) of the Delaware General Corporations Law, any interest or expectation of interest in, or in being offered an opportunity to participate in, business opportunities that are presented to the Corporation or one or more of its officers, directors, or stockholders or any affiliate thereof which (i) do not relate to or encompass “wireline services” as that term is generally understood in the energy services industry or (ii) have been offered for consideration by the Minority Shareholders of the Corporation, as defined in the Shareholders’ Agreement among the Corporation and its shareholders dated effective February 28, 2007, and such Minority Shareholders decline or fail to assist in facilitating the participation by the Corporation in such business opportunity pursuant to the terms of such Shareholders’ Agreement by contributing capital, guaranteeing loans, pledging their stock in the Corporation as collateral for loans or the like.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Carlos R. Peña, its Vice President, General Counsel & Secretary, on the 4th day of August 2010. This Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

By:	/s/ Carlos R. Peña
Name:	Carlos R. Peña
Title:	Vice President, General Counsel & Secretary